     As filed with the Securities and Exchange Commission on  June 16, 1995
                                                   Registration No. ____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             MICRODYNE CORPORATION
             (Exact name of registrant as specified in its charter)

             MARYLAND                                                 52-0856493
   (State or other jurisdiction                                  (I.R.S Employer
of incorporation or organization)                            Identification No.)

                             3601 Eisenhower Avenue
                           Alexandria, Virginia 22304
                                 (703) 739-0500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                          William Marshall Ellison, II
                       Assistant Treasurer and Controller
                             Microdyne Corporation
                             3601 Eisenhower Avenue
                           Alexandria, Virginia 22304
                                 (703) 739-0500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:
                           Curtis M. Coward, Esquire
                     McGuire, Woods, Battle & Boothe L.L.P.
                             8280 Greensboro Drive
                          McLean, Virginia 22102-3892
                                 (703) 712-5000

                           --------------------------

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
       Title of each class                                         Proposed maximum         Proposed maximum
         of securities to                Amount to be             offering price per            aggregate              Amount of
          be registered                  registered(1)                share(1)               offering price         registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
 Common Stock,  $0.10 par value              100,000                     $18.625                   $1,862,500             $642.24
====================================================================================================================================

(1) Estimated solely for purposes of calculating the Registration fee pursuant to Rule 457(c) and based on the average high and low prices of the common stock as reported on June 9, 1995 on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                             SUBJECT TO COMPLETION
                              DATED June 16, 1995

                             MICRODYNE CORPORATION

                                 100,000 Shares
                                  Common Stock

                                ---------------

       This Prospectus relates to the offer and sale of 100,000 shares of Microdyne Corporation, a Maryland corporation (the "Company"), par value $0.10 per share (the "Common Stock") by Galerie Nissl of Furstentum, Liechtenstein (the "Selling Stockholder") which recently acquired such shares from Philip T. Cunningham, the majority stockholder of the Company, as partial consideration for the sale of certain artwork (the "Transaction"). The 100,000 shares of Common Stock to which this prospectus relates may be sold by the Selling Stockholder at any time.

       The Selling Stockholder directly, through agents designated from time to time or through brokers, dealers or underwriters also to be designated, may sell the Common Stock from time to time on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the purchase price, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Common Stock may be sold from time to time by the Selling Stockholder either directly in private transactions, or through one or more brokers or dealers on the NASDAQ/NMS at such prices and upon such terms as may be obtainable.

       Upon any sale of the Common Stock offered hereby, the Selling Stockholder and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock issuable to the Selling Stockholder upon exercise of the Option, and commission or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company, however, understands that the Selling Stockholder does not admit that he is an underwriter within the meaning of the Securities Act.

       The Common Stock is listed for trading on the National Market System of the National Association of Securities Dealers Automated Quotation System (the
"NASDAQ/NMS") under the symbol "MCDY."   The last reported sale price of the
Common Stock as reported on June 15, 1995, was $18.625 per share.

       The Company will not receive any of the proceeds from the sale of the securities offered hereby. No underwriter is being utilized by the Company in connection with this offering. All expenses incurred in connection with this offering are being borne by the Company.

                                ---------------

SEE "INVESTMENT CONSIDERATIONS" FOR FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June ___, 1995

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 75 Park Place, 14th Floor, New York, NY 10007. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The common stock is listed for trading on the National Market System of the National Association of Securities Dealers Automated Quotation System. Reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of the NASD at 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.


                           INCORPORATION BY REFERENCE

       The following documents of the Company, which have been filed with the Commission, are hereby incorporated by reference in this Prospectus and made a part hereof:

       (a) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

       (b) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994;

       (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

       (d)       the Company's Current Report on Form 8-K dated January 6, 1995;

       (e)       the Company's Current Report on Form 8-K dated January 26,
1995;

       (f) the Company's Amended Current Report on Form 8-K/A dated April 11, 1995;

       (g) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

       (h) the response to Item 1 in the Form 8-A Registration Statement which the Company filed with the Commission in 1970 pursuant to Section 12(b) of the Exchange Act (File No. 0-4384); and the information set forth under "Description of Microdyne's Securities" in the Company's Registration Statement on Form S-4 filed on May 31, 1991, under the Securities Act of 1933.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock to be made hereunder, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated herein by reference which statement is also incorporated herein by reference is inconsistent with such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless the exhibits are specifically incorporated by reference into such documents). Requests should be directed to William Marshall Ellison, II, Assistant Treasurer and Controller, Microdyne Corporation, 3601 Eisenhower Avenue, Alexandria, Virginia 22304, telephone number (703) 739-0500.

       No person has been authorized in connection with this offering to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder, or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell, or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                                  THE COMPANY

       On June 21, 1991, Microdyne Corporation ("Microdyne" or the "Company," each of which term includes, unless the context indicates otherwise, Microdyne and its consolidated subsidiaries) acquired all of the outstanding common stock of Federal Technology Corporation ("FTC") in a transaction accounted for as a reverse acquisition in which FTC's sole stockholder acquired voting control of Microdyne. The acquisition was accomplished through an exchange of stock in which Microdyne exchanged 9,250,000 shares of newly issued common stock for 100% of the then-outstanding common stock of FTC. The transaction resulted in ownership by FTC's stockholder of approximately 68% of Microdyne's common stock. Since the merger, the Company has operated under the Microdyne name with corporate headquarters in Alexandria, Virginia.

       Microdyne was organized and incorporated in the state of Maryland in 1967. Prior to the acquisition, Microdyne designed, manufactured, and marketed aerospace telemetry receivers and ancillary equipment. A wholly-owned subsidiary, Wireless Data Corporation, manufactured industrial telemetry products. Microdyne also produced earth station components for satellite communications and supplied systems integration and services for satellite-based wide-area networks. Wireless Data Corporation was sold in 1993 and the satellite operations have been discontinued.

       FTC was organized and incorporated in the Commonwealth of Virginia in 1984. Prior to the acquisition of Microdyne, FTC designed and engineered networking systems, provided third-party maintenance of data communications systems, manufactured and distributed hardware- and software-based communications networking products, and performed outsourcing services. Beginning in 1990, FTC de-emphasized most of its professional services business in order to concentrate on networking products. The Company exited systems integration and third-party maintenance in 1992.

       Today, Microdyne operates in a single industry segment encompassing three areas of technology having data communications as a common element. They are: Networking Products, Aerospace Telemetry, and Manufacturer Support Services.

       Within Networking Products, Microdyne designs, manufactures, and markets a line of more than 100 hardware or software products that support inter-computer network communications. There are five main categories of products: Personal Computer, Mainframe, Mini Computers, Remote Access and Bundled Solutions. Products include board-level adapter cards (the basic mechanism by which a computer is attached to a data network), data concentrators, remote-access devices, network gateways and software. In July 1994, the Company acquired the Token Ring adapter card product line from Digital Communications Associates, Inc. ("DCA"), and also acquired substantially all of the assets of Gateway Communications, Inc. ("Gateway") in September 1994. In January of 1995, the Company acquired the Eagle Technology division product-line of Artisoft, Inc. Microdyne and Eagle are manufacturers of computer networking products with many of the same products sold through similar channels.

       Microdyne has been a manufacturer of telemetry receivers since 1968. In 1992, Microdyne expanded its telemetry product line to include a sophisticated signal simulation source for use in calibrating telemetry equipment. In 1993, Microdyne began undertaking projects combining the Company's telemetry components and subsystems with those of other manufacturers for international customers. In 1994, the Company introduced a new, compact telemetry receiver, the MR700, and a diversity combiner, the Model 1600, which allows data loggers to record an uninterrupted stream of data from two receivers, regardless of the polarity of the signal from the telemetry source.

       The Company performs Manufacturer Support Services (outservicing) for a large corporation. These services include telephone technical support, component and board repair services and warranty administration.

       The Company's corporate headquarters are located at 3601 Eisenhower Avenue, Alexandria, Virginia 22304, telephone number (703) 739-0500.


                           INVESTMENT CONSIDERATIONS

       In analyzing this offering, prospective investors should carefully consider, among other factors, the following investment considerations.

Effect of Economic and Market Conditions.

       Sales of hardware products relating to networking fluctuate from time to time based on numerous factors, including capital spending levels and general economic conditions. Future declines in networking product sales, as a result of general economic conditions or for any other reason, could have a material adverse affect on the Company's business, results of operations, and financial condition.


Control by Current Stockholders.

       Directors and executive officers of the Company own beneficially approximately 62.7% of the outstanding common stock. Philip T. Cunningham, President and Chief Executive Officer of the Company, owns beneficially approximately 59.6% of the outstanding common stock and he alone, and all officers and directors of the Company as a group, are able to elect a majority of the Company's Board of Directors and approve all matters requiring stockholder approval, and will have significant control over the Company and the conduct of its business. Such concentration of ownership may have the effect of delaying, deferring, or preventing a change in control of the Company.

Volatility of Stock Price.

       There has been significant volatility in the market prices of securities of computer industry companies, including those of the Company. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, and general market conditions may continue to have a significant effect on the market price of the Company's Common Stock. The sale or attempted sale of a large amount of the Company's Common Stock into the market may also have a significant impact on the trading price of the Company's Common Stock.


Payment of Dividends.

       The Company has not paid dividends during the past five years. The Company intends to retain earnings for reinvestment in its business operations. Any future determination to pay cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors.


Price Range of Common Stock.

       The Company's Common Stock is quoted and traded on the NASDAQ/National Market System under the symbol "MCDY." The following table sets forth the high and low closing prices as reported by NASDAQ for the periods indicated.

                                            High                            Low
   1993

1st quarter                                7 1/8                          3 3/4
2nd quarter                                6 3/4                          4 1/4
3rd quarter                                5 3/4                          3 1/2
4th quarter                                6 1/2                              4


   1994

1st quarter                                5 3/8                              4
2nd quarter                                6 1/4                              4
3rd quarter                                    5                          3 3/8
4th quarter                                5 1/2                          3 3/4

   1995

1st quarter                               10 5/8                          4 1/2
2nd quarter                               15 1/2                         10 1/8

Export Sales, Regulatory Standards, and Currency Exchange.

         Export sales accounted for approximately $29 million, $27.5 million, and $11.5 million, of the Company's revenue for the fiscal years ended September 30, 1994, 1993, and 1992, respectively, and the Company expects that export sales will continue to be a significant portion of the Company's business. There can be no assurance that the Company's revenues from export sales will continue to increase in the future; a decline of such sales could have a material adverse affect on the Company's business, results of operations, and financial condition. Although the Company's current products are designed to meet relevant regulatory requirements of foreign markets in which they are sold, an inability to obtain required foreign regulatory approvals on a timely basis, or a change in such approvals, could have a material adverse affect on the Company's operating results. Additionally, although the Company prices its products in U.S. dollars, the business may be affected by changes in demand resulting from fluctuations in currency exchange rates and local purchasing practices, including seasonal fluctuations in demand and slower payment of invoices, as well as by risks such as increases in duty rates and constraints upon international trade.


Reliance on Indirect Distribution Channels; New Distribution Channels.

         The Company sells its products through distributors for resale, original equipment manufacturers or "OEMs," and other systems integrators (collectively, "Distributors"). The Company's agreements with its Distributors do not require them to offer the Company's products exclusively, and may be terminated without cause. No assurance can be given that any Distributor will continue to offer the Company's products. In addition, a few of the Company's Distributors are privately-owned firms and some may not be well capitalized. The Company is dependent on the viability and financial stability of its Distributors, which are in turn substantially dependent upon the growth of the personal computer and networking industries. The Company could be adversely affected if significant numbers of such Distributors stop distributing the Company's products, or choose to emphasize the products of the Company's competitors.

         The Company provides terms of net 30 days to most Distributors. On certain products, those terms may be extended at the discretion of the Company. The Company's agreements with Distributors allow defective products to be returned for credit. Distributor terms also permit stock rotation of products, a standard practice throughout the industry. Additionally, Distributor agreements provide certain Distributors with protection against price decreases. The Company's financial statements provide for the estimated liability associated with defective product returns, stock rotation, and price decreases.

         The Company provides end-users with warranties on its products. Although to date the Company has not encountered material warranty claims, the warranty periods of most products sold have not yet expired. If future warranty claims exceed the Company's reserves, the Company's business, financial condition and results of operation will be adversely affected. Although the Company attempts to further limit its liability to end-users through disclaimers of special, consequential, and indirect damages, no assurance can be given that such limitations of liability will be legally enforceable.


Competition:  Declining Gross Profit Margins.

         The computer networking industry is intensely competitive and is significantly affected by product introductions and market activities of industry participants. The Company expects competition to continue to increase substantially. Increased competition could result in price reductions, reduced margins, and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial conditions. As a result of price competition, the Company and its competitors are currently experiencing downward pressure on gross profit margins, which the Company expects to continue for the foreseeable future. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with its existing or new competitors or that competitor pressures faced by the Company will not materially and adversely affect its business, operating results, and financial condition.


Dependence on New Products; Rapid Technological Change.

         The computer industry in general, and the market for the Company's products in particular, is characterized by rapidly changing technology, evolving industry standards, and frequent new product introductions, resulting in short product life cycles. Accordingly, the Company believes that its future success will depend in part on its ability to enhance existing products and to develop new products that maintain technological leadership, meet a wide range of changing customer needs, and achieve market acceptance. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost effective manner, or its failure to increase functionality of existing products or remain price competitive, would materially adversely affect the Company's operating results. There can be no assurance that the Company will be successful in its product development efforts. In addition, there can be no assurance that the Company's products, if successfully developed or enhanced, will achieve timely market acceptance.


Dependence on Relationship with Manufacturer.

         To date, approximately 80% of the Company's sales are from data communications hardware and software. Of that, 47% are networking products and software manufactured under license agreements with a single manufacturer. The market for the Company's products could be directly affected by a decline in the acceptance of its operating systems software, or networking hardware. Although the Company has not received any notice from the licensor of its intention to terminate agreements with the Company, and the Company believes there exist no grounds for default termination, there can be no assurance that the licensor will work cooperatively with the Company in the future.


Royalties Liabilities.

         Under its licensing agreements, the Company is required to pay royalties to Novell and DCA on sales of hardware using these companies' trademarks. Total royalty expense was $8,087,000, $4,810,000, and $3,338,000 for the years ended September 30, 1994, 1993, and 1992 respectively.

         The Company has been contacted by counsel for a U.S. patent owner which claims that certain of the network hardware products sold by the Company infringe its patent. The Company has been advised by its patent counsel that its products do not infringe the patent. The Company may bring or face legal action in connection with the patent claims in the future, and such litigation will be subject to inherent uncertainties, especially inasmuch as complex technical issues may be decided by a lay jury. Furthermore, such litigation could result in substantial expense as well as diversion of effort by the Company's management. Any adverse determination in such litigation could subject the Company to significant liability to the patent owner, prevent the Company from selling certain products, and adversely affect sales of the Company's products. Any of the foregoing would have an adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sales of the Common Stock offered hereby.

                              SELLING STOCKHOLDER

         This Prospectus covers the offer and sale of 100,000 shares of the Company's Common Stock recently acquired by the Selling Stockholder, Galerie Nissl of Furstentum, Liechtenstein, pursuant to the Transaction. The Selling Stockholder is not now and has never been affiliated with the Company. All of these shares may be offered for the Selling Stockholder's account.

         Prior to the Transaction, the Selling Stockholder owned none of the Company's shares. Pursuant to the Transaction, in addition to the shares of Common Stock to which this prospectus relates, the Selling Stockholder is to receive one year hence a presently indeterminate number of shares of Common Stock, which number is dependent upon the per share value of the Common Stock at such time and which number would approximate 100,000 assuming a per share value equal to that of the Common Stock reported on or around the date of the Transaction.


                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer of the Common Stock is made, to the extent required, a Prospectus Supplement will be distributed that will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Common Stock may be sold from time to time in one or more transactions at a fixed offering price which may be changed at varying prices determined at the time of sale or at negotiated prices.


                                 LEGAL MATTERS

         The legality of the Common Stock offered hereby is being passed upon for the Company by McGuire, Woods, Battle & Boothe L.L.P., 8280 Greensboro Drive, McLean, Virginia 22102-3892.


                                    EXPERTS

         The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended September 30, 1994 are incorporated herein by reference in reliance on the report of Grant Thornton L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Eagle Technology (A Business Unit of Artisoft, Inc.) for the six months ended December 31, 1994 and for the six months ended June 30, 1994 included in the Company's Current Report on Form 8-K/A filed on April 11, 1995 are incorporated herein by reference in reliance on the report of KPMG Peat Marwick L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements incorporated in this Prospectus by reference to the financial statements of Eagle Technology for the year ended December 31, 1993 included on pages 14 to 22 of Microdyne Corporation's Form 8-K/A dated April 11, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the shares of Common Stock registered hereby, all of which will be borne by the Company.

         SEC Registration fee                                                           $  642
         Accounting fees and expenses                                                    1,000
         Legal fees and expenses                                                         2,000
         Other                                                                           1,500



                 Total                                                                  $5,142


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2-418 of the Maryland General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

         Article NINTH of the Company's Articles of Amendment and Restatement states that it is intended to limit the liability of directors and officers to the fullest extent permissible by Maryland law, as amended from time to time.

         Article VIII of the Company's Bylaws provides for indemnification of directors and officers.

         The Company has entered into Indemnification Agreements with certain past directors, and one current director, Robert L. Cantor. Each Agreement generally requires the Company to indemnify the director to the full extent authorized or permitted under Maryland law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS

         Exhibit          Description of Exhibit

         5.1 Opinion of McGuire, Woods, Battle & Boothe L.L.P. as to legality of securities being registered.

         23.1 Consent of McGuire, Woods, Battle & Boothe L.L.P. is contained within the opinion of counsel attached as Exhibit 5.1.

         23.2                    Consent of Grant Thornton L.L.P.

         23.3                    Consent of KPMG Peat Marwick L.L.P.

         23.4                    Consent of Price Waterhouse LLP

         24                      Power of attorney.



ITEM 17.  UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on this 16th day of June, 1995.

                                                 MICRODYNE CORPORATION

                                           By: /s/ Philip T. Cunningham
                                               ------------------------------
                                                   Philip T. Cunningham
                                                      President and
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip T. Cunningham and Christopher M. Maginniss, or any one or more of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                                Title                                    Date
        ---------                                -----                                    ----
/s/ Philip T. Cunningham                         President, Chief Executive               June 16, 1995
- --------------------------------                 Officer and Director
Philip T. Cunningham                             (Principal Executive Officer)


/s/ Christopher M. Maginniss                     Executive Vice President,                June 9, 1995
- --------------------------------                 Treasurer and Director
Christopher M. Maginniss                         (Principal Financial Officer)


/s/ William Marshall Ellison, II                 Assistant Treasurer and Controller       June 15, 1995
- --------------------------------                 (Principal Accounting Officer)
William Marshall Ellison, II


                                                 Director                                 June ___, 1995
- --------------------------------
Robert L. Cantor


/s/ Gregory W. Fazakerley                        Director                                 June 16, 1995
- --------------------------------
Gregory W. Fazakerley


/s/ H. Brian Thompson                            Director                                 June 16, 1995
- --------------------------------
H. Brian Thompson

                               Index to Exhibits



Exhibit

5.1 Opinion of McGuire, Woods, Battle & Boothe L.L.P. as to legality of securities being registered.

23.1 Consent of McGuire, Woods, Battle & Boothe L.L.P. is contained within the opinion of counsel attached as Exhibit 5.1.

23.2     Consent of Grant Thornton L.L.P.

23.3     Consent of KPMG Peat Marwick L.L.P.

23.4     Consent of Price Waterhouse LLP

24       Power of attorney is contained on page II-4.